EXHIBIT 97
CINCINNATI FINANCIAL CORPORATION

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

Adopted November 17, 2023

1.PURPOSE. The Board believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Exchange Act and applicable Nasdaq Rules.

2.DEFINITIONS. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

a.Accounting Restatement means an accounting restatement of the Company’s financial statements (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error was left uncorrected in the current period or the error correction was recognized in the current period (A “little r” restatement).

b.Board means the board of directors of the Company.

c.Clawback Eligible Incentive Compensation means all Incentive-based Compensation Received by an Executive Officer (i) on or after the effective date of the applicable Nasdaq Rules, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange, and (v) during the applicable Clawback Period.

d.Clawback Period means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date.

e.Committee means the Compensation Committee of the Company’s Board.

f.Company means Cincinnati Financial Corporation, an Ohio corporation.

g.Effective Date means October 2, 2023.

h.Erroneously Awarded Compensation means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid, as determined by the Committee.

i.Exchange Act means the Securities Exchange Act of 1934, as amended.

j.Exchange Act Rules means rules promulgated under the Exchange Act.

k.Executive Officer means each individual who is currently or was previously designated as an “executive officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act, as determined by the Committee in accordance with Section 10D and the Nasdaq Rules and such other senior executives of the Company who may from time to time be deemed subject to the Policy by the Committee. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K as well as the principal financial officer and principal accounting officer (or if there is no principal accounting officer, the controller).

l.Financial Reporting Measures means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from the Company’s financial information. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

m.Incentive-based Compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

n.Nasdaq means The Nasdaq Stock Market.

o.Nasdaq Rules means the applicable listing standards and rules of Nasdaq.

p.Policy means this Policy for the Recovery of Erroneously Awarded Compensation

q.Received means, with respect to any Incentive-based Compensation, actual or deemed receipt. Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

r.Restatement Date means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

s.Rule 10D-1 means the rule adopted by the SEC pursuant to Section 10D found at 17 CFR 240.10D-1.

t.SEC means the U.S. Securities and Exchange Commission.

u.Section 10D means Section 10D of the Exchange Act.

3.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

a.In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with Nasdaq Rules and Rule 10D-1 as follows:
i.After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer during the Clawback Period and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.
For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
1.The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and
2.The Company shall maintain documentation of the determination of such reasonable estimate.

ii.The Company shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Paragraph 3.b. below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

iii.To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

iv.To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation.

b.Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by 3.a. above if the Committee determines that recovery would be impracticable and any of the following conditions are met:
i.The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, and document such attempt(s); or
ii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

4.PROHIBITION OF INDEMNIFICATION. The Company shall not be permitted to insure or indemnify any Executive Officer against (a) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (b) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation.

5.ADMINISTRATION AND INTERPRETATION. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals.

6.AMENDMENT; TERMINATION. The Committee may amend this Policy from time to time as it deems necessary. Notwithstanding anything in this Paragraph 6 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after considering any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws or regulations or Nasdaq Rules.

7.EFFECTIVE DATE: This Policy shall be effective as of the Effective Date.

8.OTHER RECOUPMENT RIGHTS; NO ADDITIONAL PAYMENTS. The Board intends that this Policy will be applied to the fullest extent of the law. The Committee is authorized to require that any compensation award agreement for cash or equity compensation that that is Incentive-based Compensation or any other agreement entered into with an Executive Officer on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule pursuant to the terms of any similar policy in any compensation award agreement for cash or equity compensation that that is Incentive-based compensation, or any other agreement and any other legal remedies available to the Company.

9.SUCCESSORS. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives and assigns.